DATED July 1, 2025

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-270934

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES K, FLOATING RATE NOTES DUE 2027

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series K, Floating Rate Notes Due 2027
Format:	SEC Registered-Registration Statement Number 333-270934
Trade Date:	July 1, 2025
Settlement Date (Original Issue Date):	July 7, 2025, which is the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to one business day before delivery will be required, because the Medium-Term Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	July 7, 2027
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.135% (13.5 basis points)
All-in-price:	99.865%
Net Proceeds to Issuer:	$299,595,000
Interest Rate Basis (Benchmark):	Compounded SOFR (as defined in the Prospectus Supplement dated March 29, 2023)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+53.0 basis points (0.530%)
Interest Rate Calculation:	Compounded SOFR determined on Interest Determination Date plus the Spread
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded SOFR determined on October 3, 2025 plus the Spread, accruing from and including July 7, 2025 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Reset Periods and Dates:	Quarterly on the 7th of January, April, July and October of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days prior to each Interest Payment Date

Interest Payment Dates:	Interest will be paid quarterly on the 7th of January, April, July and October commencing October 7, 2025 and ending on the Maturity Date
Interest Period	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Underwriter:	Wells Fargo Securities, LLC (100.00%)
Billing and Delivery Agent:	Wells Fargo Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913UBA7
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.
This term sheet supplements the prospectus supplement dated March 29, 2023 and the related prospectus dated March 29, 2023; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751.